UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 27, 2008, Diedrich Coffee, Inc. (the “Company”) submitted a transfer application to the NASDAQ Stock Market to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. As previously disclosed, the Company received two staff deficiency letters from the NASDAQ Stock Market with respect to its listing on the NASDAQ Global Market. The first letter, received on October 10, 2008, indicated that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended June 25, 2008, the Company was not in compliance with the minimum stockholders’ equity requirement of $10 million for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The second letter, received on October 20, 2008, indicated that for the thirty consecutive trading days preceding the date of the letter, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million, and as a result, the Company was not in compliance with the MVPHS requirement for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(2).

If the transfer to the NASDAQ Capital Market is approved, the Company’s common stock will continue to trade under the symbol “DDRX.” The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain quantitative listing requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

On October 30, 2008, the Company issued the press release, attached hereto as Exhibit 99.1, relating to the matters described above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2008	DIEDRICH COFFEE, INC.

	By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 30, 2008.